Exhibit 12.1

CONCHO RESOURCES INC.

STATEMENT OF COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES AND

EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

	Six Months Ended June 30,	Years Ended December 31,
(in thousands, except ratios)	2015	2014	2013	2012	2011	2010

Income (loss) from continuing operations before income taxes	$(179,529)	$855,960	$357,159	$659,271	$681,334	$249,039
Interest expense	107,051	216,661	218,581	182,705	118,360	60,087
Rental expense attributable to interest	1,282	2,406	1,906	1,553	1,193	932

Earnings	$(71,196)	$1,075,027	$577,646	$843,529	$800,887	$310,058

Interest expense	$107,051	$216,661	$218,581	$182,705	$118,360	$60,087
Capitalized interest	2,389	2,282	—	—	73	184
Rental expense attributable to interest	1,282	2,406	1,906	1,553	1,193	932
Preferred stock dividends	—	—	—	—	—	—

Fixed charges and preferred stock dividends	$110,722	$221,349	$220,487	$184,258	$119,626	$61,203

Ratio of earnings to fixed charges (a)	(0.64)	4.86	2.62	4.58	6.69	5.07

Insufficient coverage	$(181,918)	$—	$—	$—	$—	$—

Ratio of earnings to fixed charges and preferred stock dividends (b)	(0.64)	4.86	2.62	4.58	6.69	5.07

Insufficient coverage	$(181,918)	$—	$—	$—	$—	$—

(a)	The ratio has been computed by dividing earnings by fixed charges. For purposes of computing the ratio:

•	earnings include income (loss) from continuing operations before income taxes, adjusted for interest expense and the portion of rental expense deemed to be representative of the interest component of rental expense; and

•	fixed charges consist of interest expense, capitalized interest and the portion of rental expense deemed to be representative of the interest component of rental expense.

(b)	The ratio has been computed by dividing earnings by fixed charges and preferred stock dividends. For purposes of computing the ratio:

•	earnings include income (loss) from continuing operations before income taxes, adjusted for interest expense and the portion of rental expense deemed to be representative of the interest component of rental expense; and

•	fixed charges and preferred stock dividends consist of interest expense, capitalized interest, the portion of rental expense deemed to be representative of the interest component of rental expense and preferred stock dividends.